SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

(6)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement No.:

(3)	Filing party:

(4)	Date filed:

LETTER FROM OUR PRESIDENT

and

PROXY STATEMENT

for the

2016 ANNUAL MEETING OF SHAREHOLDERS

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

Dear Hennessy Advisors Shareholder:	December 2015

As you know, I always try to use common sense when I read social, political, and economic news. I think the news affects investor behavior and consumer confidence, and those factors are important not only to Hennessy Advisors, Inc. and those of us in the investment business, but also to businesses all over the world. That is why I like to take a quick “look back” to recall some of the year’s highs and lows, and to reflect.

2015 was another year marked by global unrest, as witnessed by the tragic events in Paris, the civil turmoil in Baltimore, and the continuing immigration issues in the U.S. and in Europe. China is experiencing economic difficulties, as are many countries in Europe. Here in the U.S., we continued to struggle with political partisanship, wildfires in the drought-stricken West, flooding in several states, and the tragedies of random violence. However, it was also a year of triumph and progress in many areas: American Pharaoh won the Triple Crown; we have a new Speaker of the House, Paul Ryan; the U.S. women’s soccer team defeated Japan in the World Cup; the World Trade Center is open for business 14 years after the events of 9-11; we opened diplomatic relations with Cuba; Tom Brady and the Patriots survived “deflate-gate” and won their 4th Super Bowl; the Kansas City Royals won their first World Series since 1985; and our home-town Golden State Warriors won their first NBA Championship in 40 years. I would be remiss in my summary of reflections for the year if I did not mention the theatrical political atmosphere created by the searches for a candidate for both the Republicans and the Democrats. So far, the debates, the interviews, Tweets, Facebook posts, and even traditional news reports, all feel like fodder for Saturday Night Live, not Presidential platform topics. We’ve been privy to upheaval created by Hilary Clinton’s emails, Ben Carson’s resume writing, Chris Christie’s ride on the quiet train, and just about anything to do with Donald Trump, including his infamous hair. Stay tuned for “Election 2016” as it’s going to be a quite a show.

Through all the ups and downs of headlines and economic cycles, we remain committed to our proven business model. This year, as in years past, we focused on searching for strategic acquisitions, maintaining consistent marketing and distribution campaigns, fostering a strong culture of compliance and retaining a great team of professionals. We believe that by pursuing this strategy we can continue to be successful in our mission to provide value for our shareholders.

For the fiscal year ended in September 2015, I am proud to report that the Hennessy team once again produced excellent financial results. Fiscal year 2015 was a record-breaking year for Hennessy Advisors. We earned $11.4 million in net income on revenue of $44.7 million. Our earnings per share grew 47% from $1.30 to $1.91. Our financial results were a direct result of our growth in assets under management. Total assets under management increased 8.5% from $5.52 billion at the beginning of the fiscal year to $5.99 billion at the end of our fiscal year. While total assets under management increased by $467 million for the fiscal year, average assets under management, upon which fees are calculated, increased by nearly $1.2 billion, or 24%, driving the increases in revenue, net income and earnings per share versus the prior year. Our asset growth was driven by net inflows of approximately $642 million, partly offset by market depreciation of approximately $175 million.

During a year in which both the S&P 500 and the Dow posted negative total returns, six of our sixteen mutual funds posted positive total returns for the twelve months ended September 30, 2015, and every one of our mutual funds had positive returns over the three- and five-year periods.

Hennessy Advisors’ stock performed well during the year, rising 19.5%, which was driven both by strong financial results and a self-tender offer announced on August 20, 2015 to purchase 1 million shares, or approximately 17% of our outstanding common stock, for a price of $25.00 per share. And over the long term, Hennessy Advisor’s stock has delivered very handsome returns. Since our initial public offering in May 2002, our stock price has risen over seven-fold, easily outpacing the return of all major indices in the U.S. over the same period and rewarding the confidence of our loyal shareholders. I am also very proud of the fact that since early 2005 we have consistently been able to return capital to our shareholders in the form of a dividend. This fiscal year, we increased the dividend twice, by 25% on October 30, 2014 and by 20% on January 29, 2015.

Our strong financial performance this year was also complemented by many noteworthy achievements. Our top performing funds won national independent recognition from Forbes, Barron’s and The Wall Street Journal. Our marketing team won four Mutual Fund Education Alliance (MFEA) STAR Awards for our communications to retail mutual fund shareholders and to financial advisors, bringing our total to 17 awards over the past seven years from this well-respected industry organization. And for the third year in a row, our company was named one of the “Best Places to Work” by the North Bay Business Journal.

Investors, reporters and friends always ask me “What’s next?” The market has been in a volatile, sideways correction for over a year now and throughout this period of volatility, I have consistently advised investors to continue to focus on the long-term fundamentals of the market.

In my view, the basic fundamentals of the market are in good shape. The economy is growing slowly but steadily. Inflation is low, so we expect that the Fed, once they do start to raise rates, will not raise them by very much. The labor market has continued to recover over the last 12 months, consumer confidence is buoyant and the price of oil is down 55% over the last 18 months, benefitting both consumers and businesses. Investor sentiment, meanwhile, is subdued. Investors today are deeply troubled by many things, including a slowdown in the Chinese economy, slower earnings growth, recent market volatility and the prospect of rising interest rates. I do not see any solid enthusiasm for the market – no euphoria. And this makes me bullish. Most importantly, I do not believe stocks are expensive. The Dow and the S&P 500 have forward PE (price-to-earnings) ratios of 15x and 16x, respectively, close to long-term averages. The dividend yield on the Dow is 2.4% versus a 2.2% yield from 10-year Treasuries. In my view, taken together, these fundamentals signal a continuation of the bull market that began six years ago.

A final positive note: I still do not believe that investors have fully returned to investing in U.S. equities. Investors have $3.4 trillion in fixed income and $2.7 trillion in money market funds, and only $5.8 trillion in domestic equity funds. I believe investments in fixed income and money market vehicles will continue to trickle into equities, and as they do, that should have a positive effect on the market.

Looking ahead to 2016, we are excited to continue our efforts to strengthen every aspect of our firm, including in the areas of expanding and refining our marketing and distribution efforts, consistently and strategically branding the Hennessy Funds, improving our cash flow and broadening our operations. We are fortunate to have what we believe is a motivated and talented team to focus on our business and our shareholders, as well as a diligent and respected Board of Directors to help guide this company today and into the future.

Thank you for your continued confidence and investment in Hennessy Advisors, Inc. If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Sincerely,

Neil J. Hennessy
President, Chairman and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 28, 2016

DEAR SHAREHOLDER:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 28, 2016, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The meeting will be held for the following purposes:

1.	to elect all director nominees named in the proxy statement;

2.	to ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for the fiscal year 2016; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” Proposals 1 and 2. Only shareholders of record at the close of business on December 1, 2015 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate if you would date, sign, and return the enclosed proxy as promptly as possible, or vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

Dated: December 14, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 28, 2016. The notice, proxy statement, annual report and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JANUARY 28, 2016

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. (“Hennessy Advisors,” the “company,” “we,” “us” or “our”) on or about December 14, 2015 in connection with the solicitation by our board of directors of proxies to be used at the 2016 annual meeting of shareholders. The meeting will be held on Thursday, January 28, 2016, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA, you may nevertheless revoke your proxy at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. If your shares are held in “street name,” by your broker, fiduciary, custodian or other nominee, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. You must request this legal proxy from your bank or broker as indicated on the proxy card as they will not automatically supply one to you. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 1, 2015. As of December 1, 2015, we had outstanding and entitled to vote 5,065,255 shares of common stock, no par value. Each share of common stock entitles the holder to one vote. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining a quorum.

If you are a record holder (namely, you own your common stock in certificate form), you may vote by marking your vote on the enclosed proxy card and then signing it, dating it, and mailing it in the postage-paid envelope we have provided. Alternatively, you may vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian (collectively referred to herein as a “broker”), follow the directions given by your broker regarding how to instruct them to vote your shares. Your broker may permit you to vote by the Internet or by telephone. Whether or not you plan to attend the annual meeting, we urge you to vote your shares now.

Brokers holding shares of common stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on “routine” proposals, like the vote to ratify the selection of the independent registered public accounting firm, which means that a broker may vote on behalf of a beneficial owner in the broker’s discretion if the beneficial owner does not provide specific instructions to the broker. In the case of “non-routine” proposals, like the election of directors, a broker may not vote on such proposals unless it receives specific instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to Proposal 1, your broker may not vote with respect to such proposal.

For the election of directors, assuming a quorum is present, the director nominees that receive the highest number of votes, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee and will have no effect on the outcome of the election.

For the ratification of the selection of the independent registered public accounting firm, assuming a quorum is present, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. We do not expect any broker non-votes on this proposal because brokers have discretion under applicable rules to vote uninstructed shares on this proposal. In any event, broker non-votes will have no effect on the outcome of this proposal.

The following table shows information relating to the beneficial ownership as of December 1, 2015 of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name	Number of Shares Owned	Percent of Class
Neil J. Hennessy(1)(2)	1,635,146	32.28%
Teresa M. Nilsen(1)(3)	71,673	1.42%
Daniel B. Steadman(1)(4)	18,651	0.37%
Henry Hansel(1)	100,300	1.98%
Brian A. Hennessy(1)(5)	195,768	3.86%
Daniel G. Libarle(1)(6)	48,658	0.96%
Rodger Offenbach(1)(7)	65,391	1.29%
Thomas L. Seavey(1)	32,903	0.65%
Susan W. Pomilia(1)(8)	47,188	0.93%
All directors and executive officers (9 individuals)	2,215,678	43.74%

(1)	The mailing address for this person is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

(2)	Includes (a) 1,607,396 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, (b) 7,500 shares held by Mr. Hennessy as custodian for his child, over which Mr. Hennessy has shared voting and dispositive power, and (c) 16,875 shares held solely by his spouse.
(3)	Includes (a) 68,637 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (b) 2,024 shares held by Ms. Nilsen and by her spouse as custodian for their children, over which Ms. Nilsen has shared voting and dispositive power, and (c) 1,012 shares held solely by her spouse.
(4)	Includes 14,214 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power.
(5)	Includes (a) 178,894 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 8,437 shares held solely by his spouse.
(6)	Includes 48,658 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.
(7)	Includes (a) 55,209 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (b) 4,247 shares held solely by his spouse.
(8)	Includes (a) 3,625 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (b) 43,563 shares held solely by her spouse.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated, upon the recommendation of the nominating committee, each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

Proxies will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s director nominees. Each director nominee is presently available for election, and has consented to being named in this proxy statement and to serve, if elected. If any director nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “FOR” the election of each of its director nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The information presented below for our incumbent directors includes information that each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly held, of which he or she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 59) has served as chairman of the board, president, and chief executive officer of Hennessy Advisors since 1989 and as director and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 35 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1994 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 49) has served as a director, executive vice president, chief financial officer and secretary of Hennessy Advisors since 1989, and received an additional officer designation as the chief operating officer in October 2010. Ms. Nilsen is also the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 27 years, and earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 59) has served as a director and executive vice president of Hennessy Advisors since 2000 and as the chief compliance officer of Hennessy Advisors since 2010. Mr. Steadman is also the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for 40 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 67) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 62) has served as a director of Hennessy Advisors since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy was a self-employed dentist for more than 20 years, and is now retired. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 74) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 64) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years, along with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Thomas L. Seavey (age 69) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

Susan W. Pomilia (age 49) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for over 30 years. From 1985 to 2007, Ms. Pomilia worked for First Security Loan, where she opened the Larkspur branch. In 2007, she purchased her own branch of RPM mortgage and expanded locations to Mill Valley, Napa, San Rafael and Benicia. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the President of Cruisin’ with Susan non-profit organization and the Vice President of Pomilia Financial, Inc., provide her with a tremendous understanding of business in general and the financial industry specifically.

CORPORATE GOVERNANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires executive officers, directors, and 10% shareholders to file reports of initial ownership of our common stock (on Form 3) and changes in such ownership (on Form 4) no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Forms 4 and 5 filed with the Securities and Exchange Commission (the “SEC”) and information provided to us by our directors and officers during the fiscal year ended September 30, 2015, all required reports were filed on a timely basis.

Director Attendance

Our board held four regular meetings and two special meetings during the fiscal year ended September 30, 2015. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2015.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2015 annual meeting of shareholders.

Director Independence

The board determined that all of our directors are independent under NASDAQ rules, except Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy. The NASDAQ rules include several objective tests, as well as a subjective test, for determining who is an “independent director.” The subjective test requires that the board affirmatively determine, after reviewing all relevant information, that a director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make this subjective determination, but considers all relevant facts and circumstances.

All of our directors other than Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy qualified as “independent” under the objective tests. The Board then reviewed and discussed additional information provided by the directors and the company with regard to any transactions, relationships or arrangements that each such director had with the company during the three years prior to the independence determination. Matters reviewed included commercial and charitable transactions, relationships and arrangements, of which none were deemed by the board to be material. Based on this review, the board made a subjective determination that no relationships exist that impair the independence of such directors.

Board of Directors and Standing Committees

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually, generally in the winter. Each committee has a written charter that is approved by the board of directors and reviewed for adequacy on an annual basis. Committee charters are available on our website at www.hennessyadvisors.com.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Henry Hansel and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2015. The principal responsibilities of and functions to be performed by the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the quarterly reviews and annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as Chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by the rules adopted by the SEC and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and as a director of the Exchange Bank, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chairman), Daniel G. Libarle, Rodger Offenbach and Susan W. Pomilia, all of whom are considered independent under NASDAQ rules. Ms. Pomilia was appointed to the compensation committee in November 2015. The compensation committee met three times during fiscal 2015. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual cash bonuses and equity awards, which were approved on September 14, 2015. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the chief executive officer, after consultation with the other two members of the executive management team, recommends to the compensation committee the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation of the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation, based on salary surveys, experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers.

Nominating Committee. The nominating committee presently is composed of all directors who are considered independent under NASDAQ rules, which directors are presently Henry Hansel, Daniel G. Libarle, Rodger Offenbach, Susan W. Pomilia and Thomas L. Seavey. The nominating committee met once during fiscal 2015. The principal responsibilities of and functions to be performed by the nominating committee include making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy Advisors, time available for meetings and consultation regarding Hennessy Advisors’ matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

Leadership Structure

The board currently believes it is in the best interests of the company to combine the positions of chairman and chief executive officer because this provides the company with unified leadership and direction. In addition, our current chairman and chief executive officer has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs. The board has not appointed a lead independent director. The board has determined that its leadership structure is appropriate for the company.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company. The board has adopted a Code of Ethics for Hennessy Funds Trust and Hennessy Advisors, Inc. that applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Policies and Procedures for Submitting Recommendations for Potential Director Nominees for the 2017 Annual Meeting of Shareholders

The nominating committee considers recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The nominating committee uses the same process to evaluate director nominees recommended by shareholders as it does to evaluate director nominees identified by other sources. In order to be a valid submission for recommendation to the nominating committee for a potential director nominee, the form of recommendation must be addressed to the nominating committee, must be received at our principal executive offices no later than August 16, 2016, and must include all of the same information that our bylaws require for any director nominations proposed to presented at the annual meeting. The specific information that must be included with a recommendation for a potential director nominee has changed since we previously disclosed the requirements in our proxy statement for the 2015 annual meeting of shareholders, as described below. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.” The mailing address for our principal executive offices is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

The board of directors adopted the Fourth Amended and Restated Bylaws of Hennessy Advisors, Inc. as of November 2, 2015. The Fourth Amended and Restated Bylaws included changes to the advance notice provisions governing director nominations proposed to be presented at an annual meeting of shareholders, and shareholders desiring to submit a recommendation for a director nominee must satisfy the same informational requirements. These changes include (and are already included in the applicable discussion above, as well as below in the section entitled “Other Governance Matters”):

•	setting forth a more detailed process for shareholders to notify Hennessy Advisors of their intention to propose director nominations at an annual or special shareholder meeting;

•	changing the advance notice period for annual shareholder meetings from not less than 120 days before the anniversary of the date the proxy statement was released for the previous year’s annual meeting to between 90 and 120 days prior to the first anniversary of the previous year’s annual meeting;

•	adding an advance notice period for special shareholder meetings at which the election of directors is to be considered that requires shareholders to submit notice of intent to propose director nominations not earlier than the 120th day prior to the special meeting and not later than the 90th day prior to the special meeting or the 10th day following the date on which Hennessy Advisors first publicly discloses the date of the special meeting;

•	requiring disclosure of all ownership interests, including derivatives, of a shareholder who intends to propose director nominations;

•	requiring that a shareholder who intends to propose director nominations, or a qualified representative of such shareholder, appear in person at the shareholder meeting to propose such business; and

•	clarifying that the advance notice process is separate from the Rule 14a-8 shareholder proposal process under the federal proxy rules.

The foregoing description of certain changes to the Fourth Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Fourth Amended and Restated Bylaws attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 2, 2015.

Certain Transactions

During the fiscal years ended September 30, 2015 and 2014, there have been no transactions of more than $120,000 between Hennessy Advisors and any more than 5% shareholder, director, or executive officer and their immediate family members, except as described below.

On September 25, 2015, the company accepted for purchase a total of 1,000,000 shares of its common stock at a purchase price of $25.00 per share pursuant to the terms and conditions of its self-tender offer set forth in the Offer to Purchase, dated August 20, 2015. Based on the final count by Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (“Computershare”), the depositary for the self-tender offer, an aggregate of 1,805,122 shares were properly tendered and not properly withdrawn. Because more than 1,000,000 shares of common stock were properly tendered and not properly withdrawn, the self-tender offer was oversubscribed. Therefore, pursuant to the terms of the self-tender offer, shares were accepted for purchase on a pro rata basis, except for tenders of odd lots, which were accepted in full, and except for certain conditional tenders automatically regarded as withdrawn pursuant to the terms of the self-tender offer. Computershare informed the company that the final proration factor for the self-tender offer, after giving effect to the priority for odd lots and certain conditional tenders automatically regarded as withdrawn, was approximately 53.3%. Directors and executive officers were eligible to participate in the self-tender offer on the same basis as all other shareholders of the company. The following table shows the number of shares sold and the aggregate purchase price for such shares for each of our directors and executive officers.

Name	Number of Shares Sold	Aggregate Purchase Price
Neil J. Hennessy	251,373	$6,284,325
Teresa M. Nilsen	11,603	$290,075
Daniel B. Steadman	3,339	$83,475
Henry Hansel	15,419	$385,475
Brian A. Hennessy	30,403	$760,075
Daniel G. Libarle	4,264	$106,600
Rodger Offenbach	9,594	$239,850
Thomas L. Seavey	5,058	$126,450
Susan W. Pomilia	7,062	$176,550

	338,115	$8,452,875

A son of Neil J. Hennessy, our President, Chief Executive Officer, and Chairman of the Board of Directors, is employed by the company in a non-executive position and serves as an officer of our mutual funds. He earned $100,000 in base salary, a cash bonus of $75,000 and $12,125 with respect to vested restricted stock units (consisting of a 25% vesting of RSUs granted on October 1, 2013) for fiscal year 2015. In addition, he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President, Chief Executive Officer, and Chairman of the Board of Directors
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary
Daniel B. Steadman	Executive Vice President and Chief Compliance Officer

We refer to these individuals as our “executive officers.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (1) encourage our executive officers to remain with us for long and productive careers and (2) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The principal elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

•	equity awards that vest over a four-year period;

•	competitive base salaries;

•	company 401(k) contributions; and

•	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with the interests of our shareholders. Key elements of our compensation program that are designed to do so include:

•	cash bonuses based on individual and company-wide performance; and

•	equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards correspond to stock price appreciation, and which provide an added incentive for our executive officers to focus on long-term performance and profitability.

Emphasis on variable “at risk” compensation. The compensation committee considers how our current compensation policies, including incentive opportunities, affect the company’s risk profile and does not believe that our compensation policies encourage excessive or inappropriate risk taking. The compensation committee seeks to align the interests of our executive officers with the interests of our shareholders by utilizing a balanced approach to total compensation, whereby a significant percentage of each executive officer’s total compensation is based on individual and company-wide performance on both a short and long-term basis. For fiscal 2015, over half of the total amount of compensation and benefits paid to our employees, including our executive officers, was based on the financial performance of the company on both a short- and long-term basis. In evaluating compensation risks, the compensation committee considers (1) the company’s key compensation policies from a risk perspective, (2) the risks disclosed in our most recent Annual Report on Form 10-K and the impact of compensation policies and practices on such risk factors, (3) whether additional risks, not previously disclosed as a risk factor, might be created from our compensation policies and practices, and (4) whether any identified risks are reasonably likely to have a material adverse effect on the company. Based on the factors considered by the compensation committee, the committee has concluded that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Say-on-Pay and Say-on-Frequency

An advisory vote relating to the compensation of our executive officers occurred at the 2014 annual meeting of shareholders. Shareholders indicated strong support of our executive compensation programs, with approximately 98% of votes cast approving, by a non-binding advisory vote, the compensation of our executive officers. In light of this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our executive officers’ compensation with the company’s performance, the compensation committee maintained the same compensation approach for fiscal 2015. In addition, because a substantial majority of the votes cast on our say-on-frequency proposal were in favor of having a say-on-pay vote every three years, we will hold our next say-on-pay vote at the 2017 annual meeting of shareholders.

Process for Determining Compensation of our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer receives a salary and a formulaic quarterly cash bonus pursuant to his employment agreement. He recommends to the compensation committee, after consultation with the other two members of the executive management team, the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation. The chief executive officer’s recommendations are based on his experience, the performance of our executive officers and third party salary survey data from McLagan. McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by position across multiple companies without specifically identifying information for a particular company. We compare our executive positions to what we determine to be positions of similar scope and complexity. We believe this comparative data is useful and appropriate in establishing competitive compensation levels for our executive officers.

The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews our performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide goals set during the prior year review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

•	key financial measurements such as growth in earnings per share and ending cash balance;

•	compliance with loan covenants;

•	compliance with applicable regulatory requirements;

•	maintaining and improving the marketing and sales program for our mutual funds;

•	the ability to lead and effectively manage the company’s employees, multiple offices, and several sub-advisors;

•	preparing and effectively executing short- and long-term strategic plans for the company; and

•	providing administrative services, shareholder services, and investment advisory services to sixteen open-end mutual funds and their parent company, the Hennessy Funds Trust.

Elements of our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the most recent McLagan salary survey, our executive officers’ cash compensation is in the bottom half of all financial services companies participating in the survey. Base salaries for executive officers are reviewed annually and may be adjusted from time to time by the compensation committee.

Bonuses. Mr. Hennessy receives a quarterly incentive-based bonus pursuant to an employment agreement we entered into with him relating to his service as the chairman of the board of directors, president, and chief executive officer of Hennessy Advisors and as chief investment officer and portfolio manager for our mutual funds. Specifically, Mr. Hennessy receives a quarterly incentive-based bonus in the amount of 10% of the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock-based compensation expense) and (5) asset impairment charges (such amount, for each quarter, the “Quarterly Bonus”). The Quarterly Bonus year begins on October 1 of each year and continues until September 30 of the following year (the “Fiscal Year”). With respect to any fiscal quarter in which a Quarterly Bonus is earned, Mr. Hennessy receives 50% of such Quarterly Bonus within 75 days following the end of such fiscal quarter and the remaining 50% is held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same Fiscal Year, the reserve account is reduced by an amount equal to 10% of such pre-tax loss. If there is a positive balance in the reserve account at the end of the Fiscal Year, such positive amount is paid to Mr. Hennessy within 75 days following the end of such Fiscal Year. If there is a negative balance in the reserve account at the end of the Fiscal Year, the negative reserve is cancelled and is not carried forward into the next Fiscal Year. More information regarding Mr. Hennessy’s employment agreement is described below under “Potential Payments Upon Termination or Change of Control.”

Bonuses for our executive officers other than Mr. Hennessy are paid out of a general bonus pool for all employees. The bonus pool in total is set as a percentage of pre-tax profits and therefore fluctuates based on our overall performance. Our executive management team (which is comprised of our three executive officers) determines the percentage amount to be accrued in the bonus pool each year and reviews that percentage amount quarterly based on the current performance of the company. Each executive officer’s (other than Mr. Hennessy’s) portion of the bonus pool is based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in his or her compensation review. Each year, our executive management team sets company-wide goals that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2015, company-wide objectives included maintaining profitability, remaining compliant with our bank loan covenants, maintaining and expanding our compliance program, managing our organizational structure, improving and expanding our marketing and sales program, hiring opportunistically, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance.

Equity Awards. We believe that the use of equity awards helps us to maintain a strong association between the compensation of our executive officers and the long-term interests of our shareholders. Furthermore, we believe that restricted stock units are the most effective equity compensation tool for a company of our size, because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. All of our restricted stock unit awards vest over a four-year period, which we believe provide added incentive to our executive officers to focus on long-term performance and profitability and which encourage executive retention. Each year, following its annual performance review of our executive officers, the compensation committee determines the amount of restricted stock units to award to our executive officers, if any, and sets the aggregate amount of restricted stock units to be awarded to employees, if any, on a subjective basis based on our budget limitations for future years and the number of shares available for issuance under the company’s Amended and Restated 2013 Omnibus Incentive Plan.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive management team annually and approved by the compensation committee with respect to the executive officers.

Severance or Change of Control Agreements. Mr. Hennessy’s employment agreement provides for certain payments upon the occurrence of specified events, including termination of employment. We believe that the right to these payments provide job security for Mr. Hennessy and allow him to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change of control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order to allow them to stay focused on our best interests and interests of our shareholders in the event a change of control is anticipated or occurs.

In addition, the restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

More information regarding these agreements and an estimate of the amount of compensation that would have been payable to our executive officers upon a termination of employment or change of control, as if each such event had occurred on September 30, 2015, is described below under “Potential Payments Upon Termination or Change of Control.”

Pension Benefits. We do not sponsor any pension plans.

Other Compensation. Benefits and perquisites provided to our executive officers are generally the same as those offered to all employees. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Neil J. Hennessy pursuant to the terms of his employment agreement. We also pay for club memberships for each of our executive officers.

Tax Treatment. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits our income tax deduction for compensation paid in any taxable year to our executive officers, excluding our chief financial officer, that exceeds $1,000,000. However, certain forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met. The compensation committee considers the impact of Section 162(m) when determining base salary, cash bonuses, equity awards, and other compensation for our executive officers, but tax deductibility is only one of several factors considered by the compensation committee in the design and implementation of our compensation program. Therefore, the compensation committee may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for our executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the total compensation of our executive officers for fiscal years 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (4)	Total
Neil J. Hennessy	2015	$350,000	$—	$367,800	$—	$2,513,299	(2)(3)	$71,775	$3,302,874
President and CEO	2014	$350,000	$—	$279,750	$—	$1,749,515		$58,940	$2,438,205
	2013	$350,000	$—	$90,000	$—	$1,171,340		$50,050	$1,661,390
Teresa M. Nilsen	2015	$300,000	$—	$367,800	$—	$675,000		$17,265	$1,360,065
Executive Vice President, CFO, COO and Secretary	2014	$250,000	$—	$279,750	$—	$450,000		$13,000	$992,750
	2013	$225,000	$—	$135,000	$—	$350,000		$11,563	$721,563
Daniel B. Steadman	2015	$225,000	$—	$367,800	$—	$425,000		$15,784	$1,033,584
Executive Vice President and Chief Compliance Officer	2014	$200,000	$—	$279,750	$—	$300,000		$10,313	$790,063
	2013	$170,000	$—	$90,000	$—	$225,000		$8,875	$493,875

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. The fair values of the stock awards per share on the date of grant are: $24.52 based on the closing price of our common stock on the date of grant of 9/17/2015, $18.65 based on the closing price of our common stock on the date of grant of 9/23/2014 and $9.00 based on the closing price of our common stock on the date of grant of 9/16/2013.
(2)	Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 19.
(3)	Mr. Hennessy’s bonus is 10% of our pre-tax profit. The pre-tax profits for fiscal year 2015 are calculated as income before tax of $18,803,600, plus bonuses of $5,225,290 (Mr. Hennessy’s bonus accrual and the bonus accrual for other employees), plus payroll tax accruals of $146,400, plus depreciation and amortization expense of $265,600, plus compensation expense related to restricted stock units of $692,100, for a total pre-tax profit of $25,132,990.
(4)	All other compensation for fiscal year 2015 for Neil J. Hennessy includes premiums on life insurance ($39,182), disability insurance ($3,140), a car allowance ($11,313), and a profit sharing contribution to his 401(k) plan ($13,250). All other compensation for fiscal year 2015 for Teresa M. Nilsen includes a fitness club membership ($3,035) and a profit sharing contribution to her 401(k) plan ($13,250). All other compensation for fiscal year 2015 for Daniel B. Steadman includes a fitness club membership ($3,035) and a profit sharing contribution to his 401(k) plan ($11,250).

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth information regarding grants of plan-based awards granted in fiscal year 2015 to each of our executive officers.

		Estimated Future Payouts	Estimated Future Payouts	All Other Stock	Grant Date Fair
		Under Non-Equity	Under Equity Incentive	Awards: Number of	Fair Value of
	Grant	Incentive Plan Awards	Plan Awards	Shares of Stock	Stock and Option
Name	Date	Target ($) (1)	Target ($)	or Units (#) (2)	Awards
Neil J. Hennessy
President and CEO	9/17/2015	$1,256,650	$—	15,000	$367,800
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	9/17/2015	$—	$—	15,000	$367,800
Daniel B. Steadman
Executive Vice President and Chief Compliance Officer	9/17/2015	$—	$—	15,000	$367,800

(1)	Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 19.
(2)	Each executive officer was granted units of restricted stock with a zero exercise price on the grant date specified. The units will vest at a rate of 25% per year over four years. The fair value of the stock award per share on the date of grant was $24.52 based on the closing price of our common stock on the date of grant of 9/17/2015.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2015.

	Option Awards				Stock Awards (1)
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value
	Underlying	Underlying	Option		Units of		of Shares or
	Unexercised	Unexercised	Exercise	Option	Stock That		Units of Stock
	Options (#)	Options (#)	Price	Expiration	Have Not		That Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		Vested ($)
Neil J. Hennessy
President and CEO	—	—	$—		31,250	(2)	$742,500
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	—	—	$—		33,750	(3)	$801,900
Daniel B. Steadman
Executive Vice President and Chief Compliance Officer	—	—	$—		31,250	(2)	$742,500

(1)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested are calculated as the number of unvested units times the fair market value of $23.76 per share at 9/30/15. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.
(2)	The non-vested awards have the following vesting dates: 3,750 on 9/23/16; 3,750 on 9/23/17; 3,750 on 9/23/18; 2,500 on 9/16/16; 2,500 on 9/16/17; 3,750 on 9/17/16; 3,750 on 9/17/17; 3,750 on 9/17/18; and 3,750 on 9/17/19.
(3)	The non-vested awards have the following vesting dates: 3,750 on 9/23/16; 3,750 on 9/23/17; 3,750 on 9/23/18; 3,750 on 9/16/16; 3,750 on 9/16/17; 3,750 on 9/17/16; 3,750 on 9/17/17; 3,750 on 9/17/18; and 3,750 on 9/17/19.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth the number of options exercised by and amount of stock vested in fiscal year 2015 for each of our executive officers.

	Option Awards		Stock Awards (1)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Neil J. Hennessy
President and CEO	—	$—	6,250	$152,375
Teresa M. Nilsen
Executive Vice President, CFO and Secretary	—	$—	7,500	$183,375
Daniel B. Steadman
Executive Vice President and Chief Compliance Officer	—	$—	6,250	$152,375

(1)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have vested are calculated as the number of vested units times the fair market value of $24.80 per share at 9/16/15 and $24.10 at 9/23/15, the vesting dates.

Potential Payments Upon Termination or Change of Control

Under the terms of the restricted stock unit award agreements between the company and each of our executive officers, the employment agreement with Neil J. Hennessy and the bonus agreements with Teresa M. Nilsen and Daniel B. Steadman, our executive officers are entitled to certain compensation in the event of a termination of employment or a change of control of the company. The amount of compensation payable to each executive officer upon the occurrence of certain specified events is set forth in the tables below.

Neil J. Hennessy. The following table sets forth potential payments upon a termination of employment of Neil J. Hennessy or change of control of the company.

		Resignation by
	Resignation by	Executive	Without Cause	For Cause
	Executive for	Without Good	Termination by	Termination by			Change of
	Good Reason	Reason	the Company	the Company	Death	Disability	Control
Neil J. Hennessy
Base Salary	$1,188,082	$—	$1,188,082	$—	$—	$13,462	$—
Bonus	$4,678,955	$—	$4,678,955	$—	$378,247	$378,247	$—
Restricted Stock Units (1)	$741,563	$741,563	$741,563	$—	$741,563	$741,563	$741,563

Total	$6,608,600	$741,563	$6,608,600	$—	$1,119,810	$1,133,272	$741,563

(1)	The values in this row are based on the closing price of our common stock on 9/30/15, which was $23.73.

Employment Agreement

At the time of our initial public offering, we entered into an employment agreement with Mr. Hennessy. On February 21, 2014, we amended and restated the employment agreement, which provides for Mr. Hennessy’s continued service as the chairman of the board of directors, chief executive officer and president of the company and chief investment officer and portfolio manager for our mutual funds through February 21, 2019, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term.

Under the terms of his employment agreement, Mr. Hennessy is entitled to (1) an annual base salary of $350,000, which amount may be increased in the board of directors’ sole discretion at the start of each calendar year, (2) certain performance-based incentive awards (as described above) and (3) participate in our benefit plans. In the event that (A) Mr. Hennessy’s employment is terminated by the company without cause or (B) Mr. Hennessy terminates his employment with the company for good reason, Mr. Hennessy is entitled to receive a lump-sum payment within 30 days of the termination date (except to the extent payment is required to be delayed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) equal to the greater of (i) the sum of his full base salary and 75% of the average annual bonus (annualized with respect to any partial period bonus) actually paid to Mr. Hennessy for each year or partial year of service during the term of his most recent employment agreement, multiplied by the number of years (or portion thereof) left in the remaining term of the agreement and (ii) one year’s full base salary and 75% of the average annual bonus (annualized with respect to any partial period bonus) actually paid to Mr. Hennessy for each year or partial year of service during the term of his most recent employment agreement. In the event Mr. Hennessy is terminated for cause or terminates his employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Mr. Hennessy is entitled to all bonuses earned or accrued as of the date of termination. Furthermore, in the case of disability, Mr. Hennessy is also entitled to continue receiving his base salary and benefits until the date he begins receiving benefits under a disability plan or policy, but in no event greater than three months.

In the event of a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

The employment agreement defines the terms listed below as follows:

•	Cause would exist if Mr. Hennessy:

•	is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic related offense) under any state, federal or local law or any felony involving the company, where conviction includes any final disposition of the charge that does not result in the charges being completely dismissed or Mr. Hennessy being completely acquitted;

•	materially breaches (1) the employment agreement or (2) the company’s policies and procedures, which breach is not cured, if capable of cure, after written notice within 30 days of the date such notice is received by Mr. Hennessy; or

•	engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation or embezzlement.

•	Good reason means:

•	the assignment to Mr. Hennessy of duties materially inconsistent with his position, authority, duties or responsibilities as of January 1, 2009; or

•	any action or omission that results in a material diminution of the position, authority, duties or responsibilities of Mr. Hennessy as of January 1, 2009;

provided, in either case, that (1) Mr. Hennessy provides notice to the company of the existence of the condition constituting good reason within 90 days of its initial existence and (2) allows the company 30 days to remedy the condition.

•	Disability means a physical or mental disability or infirmity that prevents Mr. Hennessy from performing substantially the duties assigned to him (based upon such competent medical evidence as shall be presented to the company by any physician or group of physicians or other competent medical experts employed by the company) for a continuous period of more than 180 days.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, defines the terms listed below as follows:

•	Disability, with respect to restricted stock unit awards, is defined to mean, except as otherwise determined by the compensation committee and set forth in an award agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, as determined by the compensation committee.

•	Retirement means, except as otherwise determined by the compensation committee and set forth in an award agreement, termination of employment from the company and its affiliates (for other than cause) on a date the participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the company’s or its affiliate’s defined benefit pension plans, or if the participant is not covered under any such plan, on or after attainment of age 55 and completion of ten years of continuous service with the company and its affiliates or on or after attainment of age 65 and completion of five years of continuous service with the company and its affiliates, where “cause” means (1) if the participant is subject to an employment agreement with the company or an affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the compensation committee and set forth in an award agreement, any of the following as determined by the compensation committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate, (C) commission of an act of dishonesty or disloyalty involving the company or an affiliate, (D) violation of any federal, state or local law in connection with the participant’s employment or service, or (E) breach of any fiduciary duty to the company or an affiliate.

•	A change of control is the occurrence of one or more of the following events:

•	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (1) by us or any of our employee benefit plans (or related trusts), (2) by Neil J. Hennessy or any affiliate, or (3) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

•	50% or more of the members of our board of directors (1) are not continuing directors, or (2) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

•	the (1) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (2) consummation of the sale or other disposition of all or substantially all of the assets of the company or (3) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Teresa M. Nilsen. The following table sets forth potential payments upon a termination of employment of Teresa M. Nilsen or change of control of the company.

		Resignation by
	Resignation by	Executive	Without Cause	For Cause
	Executive for	Without Good	Termination by	Termination by			Change of
	Good Reason	Reason	the Company	the Company	Death	Disability	Control
Teresa M. Nilsen
Base Salary	$—	$—	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—	$—	$1,500,000
Restricted Stock Units (1)	$—	$—	$—	$—	$800,888	$800,888	$800,888

Total	$—	$—	$—	$—	$800,888	$800,888	$2,300,888	(2)

(1)	The values in this row are based on the closing price of our common stock on 9/30/15, w hich w as $23.73.
(2)	If applicable, the total amount payable will be reduced to an amount that is $1.00 less than the amount that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Bonus Agreement

We have a bonus agreement with Ms. Nilsen that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $750,000; or

(2) the sum of (A) 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, (B) 150% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Ms. Nilsen in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Ms. Nilsen from the company or any successor thereto in the change of control transaction, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then the amount payable under the bonus agreement will be reduced so that the aggregate payments to be received by Ms. Nilsen in connection with the change of control, as applicable, will be $1.00 less than the amount that would constitute an “excess parachute payment.”

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Daniel B. Steadman. The following table sets forth potential payments upon a termination of employment of Daniel B. Steadman or change of control of the company.

		Resignation by
	Resignation by	Executive	Without Cause	For Cause
	Executive for	Without Good	Termination by	Termination by			Change of
	Good Reason	Reason	the Company	the Company	Death	Disability	Control
Daniel B. Steadman
Base Salary	$—	$—	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—	$—	$800,000
Restricted Stock Units (1)	$741,563	$741,563	$741,563	$—	$741,563	$741,563	$741,563

Total	$741,563	$741,563	$741,563	$—	$741,563	$741,563	$1,541,563	(2)

(1)	The values in this row are based on the closing price of our common stock on 9/30/15, which was $23.73.
(2)	If applicable, the total amount payable will be reduced to an amount that is $1.00 less than the amount that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Bonus Agreement

We have a bonus agreement with Mr. Steadman that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $500,000; or

(2) the sum of (A) 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, (B) 100% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Mr. Steadman in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Mr. Steadman from the company or any successor thereto in the change of control transaction, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then the amount payable under the bonus agreement will be reduced so that the aggregate payments to be received by Mr. Steadman in connection with the change of control, as applicable, will be $1.00 less than the amount that would constitute an “excess parachute payment.”

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Director Compensation for Fiscal Year 2015

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal year 2015. Our directors receive $10,500 per board meeting and $1,500 per meeting of the audit committee and compensation committee. Committee chairs of the audit committee and compensation committee receive $2,000 per committee meeting. In addition, the compensation committee determines the amount of restricted stock units to award to each of our outside directors, if any, on an annual basis.

The table below includes two separate annual award grants of restricted stock units for each of our outside directors. The annual award related to fiscal year 2014 of 5,000 restricted stock units per director (vesting at the rate of 25% per year on the first four anniversaries of the grant date of October 13, 2014) occurred at the beginning of fiscal year 2015, and the annual award related to fiscal year 2015 of 5,000 restricted stock units per director (vesting at the rate of 25% per year on the first four anniversaries of the grant date of September 17, 2015) occurred at the end of fiscal year 2015.

	Fees Earned
	or Paid	Stock Awards	Total
Name	in Cash ($)	($) (1)	($)
Henry Hansel (2)	$58,500	$212,400	$270,900
Brian A. Hennessy (3)	$63,000	$212,400	$275,400
Daniel G. Libarle (4)	$74,000	$212,400	$286,400
Rodger Offenbach (5)	$66,000	$212,400	$278,400
Thomas L. Seavey (6)	$73,000	$212,400	$285,400
Susan W. Pomilia (7)	$63,000	$212,400	$275,400

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718—Stock Compensation. The fair value of the stock award per share on the date of grant is $17.96 and $24.52, respectively, based on the closing price of our common stock on the dates of grant of 10/13/2014 and 9/17/2015.
(2)	Mr. Hansel had 12,500 non-vested restricted stock units as of September 30, 2015.
(3)	Mr. Hennessy had 12,500 non-vested restricted stock units as of September 30, 2015.
(4)	Mr. Libarle had 12,500 non-vested restricted stock units as of September 30, 2015.
(5)	Mr. Offenbach had 12,500 non-vested restricted stock units as of September 30, 2015.
(6)	Mr. Seavey had 12,500 non-vested restricted stock units as of September 30, 2015.
(7)	Ms. Pomilia had 10,000 non-vested restricted stock units as of September 30, 2015.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Marcum LLP to audit the financial statements of Hennessy Advisors for the fiscal year ending September 30, 2016, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Audit services provided by Marcum LLP in fiscal year 2015 included the audit of the financial statements of Hennessy Advisors, reviews of interim financial statements, and consultations on matters related to accounting and financial reporting.

Marcum LLP also provided certain audit related and non-audit services to Hennessy Advisors during fiscal year 2015, which were reviewed by the audit committee and are more fully described on page 26 of this proxy statement.

Representatives of Marcum LLP are expected to be present at the 2016 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The board of directors recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2016. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2016 unless the shareholder has specified otherwise.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2015. The audit committee also discussed with the independent accountants the matters required by Auditing Standard No. 16. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.

Daniel G. Libarle, Chairman Henry Hansel Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected Marcum LLP to serve as our independent registered public accounting firm for the current fiscal year ending September 30, 2015. Representatives of Marcum LLP are expected to be present at the 2016 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors for the fiscal years ended September 30, 2015 and 2014.

		Audit-	Tax
	Audit	Related Fees	Fees	Other	Total
	Fees	(1)	(2)	Fees	Fees
Fiscal Year 2015—Marcum LLP	$70,000	$76,000	$59,000	$—	$205,000
Fiscal Year 2014—Marcum LLP	$66,000	$76,000	$16,000	$—	$158,000

(1)	Audit related fees are for SEC compliance reviews of Form 10-Q, Form 8-K and Form S-8 and discussion of the purchase of assets related to the management of the FBR Funds.
(2)	Tax fees are for preparation of federal and state income tax returns and assistance with estimated tax payments.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. In accordance with the audit committee charter and applicable law, the audit committee pre-approves all auditing services and permitted non-audit services to be performed for the company by Marcum LLP, subject to de minimus exceptions permitted by applicable law. The audit committee may also pre-approve audit and permitted non-audit services pursuant to pre-approval policies and procedures established by the audit committee, provided such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee’s responsibilities to management. In accordance with this policy, the audit committee pre-approved all services provided by the company’s independent accounting firm for fiscal year 2015.

OTHER GOVERNANCE MATTERS

Future Rule 14a-8 Shareholder Proposals

SEC regulations permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. Any shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act must be received at our principal executive offices no later than August 16, 2016.

Future Annual Meeting Business

Under our bylaws, any shareholder who intends to propose a director nomination or propose other business at an annual meeting, other than shareholder proposals presented under Rule 14a-8 under the Exchange Act for inclusion in our proxy materials, must give advance written notice that contains certain required information to our corporate secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the previous year’s annual meeting. Accordingly, for the 2017 annual meeting of shareholders, written notice must be received by the corporate secretary between the close of business on September 30, 2016, and the close of business on October 30, 2016. However, as provided in the bylaws, different deadlines apply if the 2017 annual meeting of shareholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2016 annual meeting of shareholders. Such notices must comply with the procedural and content requirements of the bylaws. We will not entertain any proposals of director nominations or other business at the 2017 annual meeting that do not meet the requirements set forth in our bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Shareholders should mail all notices of proposed director nominations or other business to our corporate secretary at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, CA 94945. You may obtain a copy of our bylaws from our corporate secretary by written request to the same address.

Communications with the Board of Directors

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2015 accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. Information regarding the assumptions made in valuing the stock awards contained in the footnotes to the financial statements in the Form 10-K is incorporated by reference into this proxy statement. We will provide a copy of the Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Multiple Shareholders with the Same Address

Pursuant to the rules of the Exchange Act, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report on Form 10-K and proxy statement unless contrary instructions from one or more of such shareholders have been provided. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. You may revoke your consent to future householding mailings or may enroll in householding by contacting your bank, broker, or other holder of record. If you would like to receive a separate copy of this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2015, please submit a written request our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945, and we will promptly deliver them to you.

Other Matters

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Proxy Solicitation

We will bear the cost of soliciting proxies. We may reimburse brokers and other persons holding stock in their names, or in the names of director nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

December 14, 2015

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on January 27, 2016.
Vote by Internet
• Go to www.investorvote.com/HNNA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:	01 - Neil J. Hennessy 04 - Henry Hansel 07 - Rodger Offenbach	02 - Teresa M. Nilsen 05 - Brian A. Hennessy 08 - Thomas L. Seavey	03 - Daniel B. Steadman 06 - Daniel G. Libarle 09 - Susan W. Pomilia

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2016.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

027S8A

Important notice regarding the Internet availability of proxy materials for the 2016 Meeting of Shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2016 Annual Meeting of Shareholders - January 28, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2016 Annual Meeting of Shareholders of the company to be held January 28, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:	01 - Neil J. Hennessy 04 - Henry Hansel 07 - Rodger Offenbach	02 - Teresa M. Nilsen 05 - Brian A. Hennessy 08 - Thomas L. Seavey	03 - Daniel B. Steadman 06 - Daniel G. Libarle 09 - Susan W. Pomilia

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain

2.	Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2016.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

027S9A

Important notice regarding the Internet availability of proxy materials for the 2016 Meeting of Shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2016 Annual Meeting of Shareholders - January 28, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2016 Annual Meeting of Shareholders of the company to be held January 28, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)